Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

        THIS AGREEMENT dated as of the 19th day of January 2009, to be effective as of the 26th day of January 2009, by and between, AspenBio Pharma, Inc., a Colorado corporation (the “Employer” or “Company”) and Daryl J. Faulkner (the “Executive”). In consideration of the mutual covenants contained in this Agreement, the Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer upon the terms and conditions hereinafter set forth.

ARTICLE 1
TERM OF EMPLOYMENT

         1.1        Initial Term. The initial term of employment hereunder shall commence as of the effective day first written above (“Commencement Date”) and shall continue for a period of one year from that date, unless terminated earlier as provided under Article 5.

         1.2        Renewal; Non- Renewal Benefits to Executive. At the end of the initial term of this Agreement, and on the first anniversary after, the term of Executive’s employment shall be automatically extended one additional year unless, at least 30 days prior to such anniversary, the Executive shall have delivered to the Employer written notice that the term of the Executive’s employment hereunder will not be extended. The Employer shall have the right to provide such non-renewal notice to Executive, on the same terms and conditions.

ARTICLE 2
DUTIES OF THE EXECUTIVE

         2.1        Duties. The Executive shall be appointed to the Board of Directors and employed with the title of Executive Chairman of the Board of Directors, with responsibilities and authorities as are customarily performed by such position including, but not limited to those duties as may from time to time be assigned to Executive by the Board of Directors of Employer. Executive’s responsibilities and authorities for operating policies and procedures are subject to the general direction and control of the Board of Directors. The Executive shall have responsibility for and authority over all operational and management aspects of the Company, to be delegated as he deems appropriate. Upon execution of this Agreement, the Company’s Board of Directors shall also agree to appoint executive to fill the vacancy on the Company’s Board of Directors.

         2.2        Extent and Place of Duties. Executive shall devote working time, efforts, attention and energies to the business of the Employer on a substantial but not full time basis as may further be agreed upon between the parties from time to time.

ARTICLE 3
COMPENSATION OF THE EXECUTIVE

         3.1        Salary. As compensation for services rendered under this Agreement, the Executive will receive a salary of $250,000 per year. Executive’s salary is payable in accordance with Employer’s normal business practices. The parties agree that the salary and compensation package will be reviewed at the end of the initial year by the Compensation Committee of the Board of Directors.

         3.2        Benefits. Executive shall be entitled to participate in all of Employer’s employee benefit plans and employee benefits, including any retirement, pension, profit-sharing, stock option, insurance, hospital or other plans and benefits which now may be in effect or which may hereafter be adopted, it being understood that Executive shall have the same rights and privileges to participate in such plans and benefits as any other executive employee during the term of this Agreement. Participation in any benefit plans shall be in addition to the compensation otherwise provided for in this Agreement.

         3.3        Expenses. Executive shall be entitled to prompt reimbursement for all reasonable expenses incurred by Executive in the performance of his duties hereunder.

         3.4        Employee Stock Options. Upon the Commencement Date of this Agreement Executive shall be granted 500,000 options to purchase common stock of the Company at the market price on the date of such grant. Such options shall be under the Company’s 2002 Stock Incentive Plan, as amended and may consist of a combination of Incentive and non-qualified options as are to be determined. Such options will be subject to the provisions of the Company’s 2002 Stock Incentive Plan and as further defined in Exhibit A, attached hereto.

ARTICLE 4
NON-COMPETITION; CONFIDENTIALITY

         4.1        During the term of this Agreement, the Executive may make passive investments in companies involved in industries in which the Company operates, provided any such investment does not exceed a 5% equity interest, unless Executive obtains consent to acquire an equity interest exceeding 5% by a vote of a majority of the directors.

         4.2        During the term of this Agreement the Executive may maintain any existing outside Board member positions and that, subject to Aspen Board approval, which will not be unreasonably withheld, the Executive could join additional non-competitive Boards as an Independent Board member as well.

         4.3               Except as provided in this Section 4 hereof, the Executive may not participate in any business or other areas of business in which the Company is engaged during the term of this Agreement except those he is currently engaged in or through and on behalf of the Company, without the consent from a majority of the directors.

         4.4        a.     The Executive recognizes and acknowledges that the information, business, list of the Employer’s customers and any other trade secret or other secret or confidential information relating to Employer’s business as they may exist from time to time are valuable, special and unique assets of Employer’s business. Therefore, Executive agrees as follows:

                             (1)     That Executive will hold in strictest confidence and not disclose, reproduce, publish or use in any manner, whether during or subsequent to this employment, without the express authorization of the Board of Directors of the Employer, any information, business, customer lists, or any other secret or confidential matter relating to any aspect of the Employer’s business, except as such disclosure or use may be required in connection with Executive’s work for the Employer.

                             (2)     That upon request or at the time of leaving the employ of the Employer the Executive will deliver to the Employer, and not keep or deliver to anyone else, any and all notes, memoranda, documents and, in general, any and all material relating to the Employer’s business.

                             (3)     That the Board of Directors of Employer may from time to time reasonably designate other subject matters requiring confidentiality and secrecy which shall be deemed to be covered by the terms of this Agreement.

                   b.        In the event of a breach or threatened breach by the Executive of the provisions of this paragraph 4.4, the Employer shall be entitled to an injunction (i) restraining the Executive from disclosing, in whole or in part, any information as described above or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed; and/or (ii) requiring that Executive deliver to Employer all information, documents, notes, memoranda and any and all other material as described above upon Executive’s leave of the employ of the Employer. Nothing herein shall be construed as prohibiting the Employer from pursuing other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Executive.

                   c.        Executive hereby agrees that upon the execution of this Agreement he will sign the Company’s standard forms of; Code of Conduct, Confidentiality, Insider Trading Policy and Inventions agreements.

ARTICLE 5
TERMINATION OF EMPLOYMENT

         5.1        Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                        1.    By Executive.   Upon the occurrence of any of the following events, this Agreement may be terminated by the Executive by written notice to Employer:

                             (1)            if Employer makes a general assignment for the benefit of creditors, files a voluntary bankruptcy petition, files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law, or there shall have been filed any petition or application for the involuntary bankruptcy of Employer, or other similar proceeding, in which an order for relief is entered or which remains undismissed for a period of thirty days or more, or Employer seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of Employer or any material part of its assets;

                             (2)            the sale by Employer of substantially all of its assets or a change of control of over 50% of Employer;

                             (3)            a decision by Employer, approved by the Board to terminate its business and liquidate its assets.

                   2.       Death.   This Agreement shall terminate upon the death of Executive.

                   3.       Disability.   The Employer may terminate this Agreement upon the disability of the Executive. Executive shall be considered disabled (whether permanent or temporary) if he is incapacitated to such an extent that he is unable to perform substantially all of his duties for Employer that he performed prior to such incapacitation.

                   4.       Other Termination.   The Employer may terminate the Executive’s employment hereunder for any reason.

          5.2        Notice of Termination.   Any termination of the Executive’s employment by the Employer or by the Executive (other than termination pursuant to subsection 5.1.2 above) shall be communicated by written Notice of Termination to the other party.

          5.3        Date of Termination.   “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated for Other Termination event (“Other Termination Event”), the date on which a Notice of Termination is received by the Executive; and (iii) if the Executive’s employment is terminated for any other reason stated above, the date specified in a Notice of Termination by Employer or Executive, which date shall be no less than 30 days following the date on which Notice of Termination is given.

         5.4        Compensation Upon Termination.

                      1.      Following the termination of this Agreement pursuant to Section 5.1, the Executive shall be entitled to compensation only through the Date of Termination; provided, however, that Executive may be entitled to severance as set forth in this Section 5.4.

                     2.     Following the termination of this Agreement pursuant to Section 5.1.2, Employer shall pay to Executive’s estate the compensation which would otherwise be payable to Executive for the three months following his death.

                     3.     In the event of disability of the Executive as described in Section 5.1.3, if Employer elects to terminate this Agreement, Executive shall be entitled to receive compensation through the Date of Termination plus the compensation which would otherwise be payable to Executive for the three months following such termination for his disability.

                     4.     If Executive is terminated by Employer for any reason other than death or disability as set forth in this Article 5, then Executive is entitled to a severance payment equal to the equivalent of six months compensation following the date of Termination, under this Agreement.

         5.5        Other Termination Provisions.   Executive agrees that upon termination of this Agreement and upon reasonable request by the Board of Directors, Executive shall resign from his position on the Board as well as any other Officer or Committee positions.

         5.6        Remedies.   Any termination of this Agreement shall not prejudice any other remedy to which the Employer or Executive may be entitled, either at law, equity, or under this Agreement.

ARTICLE 6
INDEMNIFICATION

        To the fullest extent permitted by applicable law, Employer agrees to indemnify, defend and hold Executive harmless from any and all claims, actions, costs, expenses, damages and liabilities, including, without limitation, reasonable attorneys’ fees, hereafter or heretofore arising out of or in connection with activities of Employer or its employees, including Executive, or other agents in connection with and within the scope of this Agreement or by reason of the fact that he is or was a director or officer of Employer or any affiliate of Employer. To the fullest extent permitted by applicable law, Employer shall advance to Executive expenses of defending any such action, claim or proceeding. However, Employer shall not indemnify Executive or defend Executive against, or hold him harmless from any claims, damages, expenses or liabilities, including attorneys’ fees, resulting from the gross negligence or willful misconduct of Executive. The duty to indemnify shall survive the expiration or early termination of this Agreement as to any claims based on facts or conditions which occurred or are alleged to have occurred prior to expiration or termination.

ARTICLE 7
GENERAL PROVISIONS

         7.1        Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

         7.2        Arbitration.   Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in the City and County of Denver, Colorado in accordance with the rules then existing of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereof.

         7.3        Entire Agreement.   This Agreement supersedes any and all other Agreements, whether oral or in writing, between the parties with respect to the employment of the Executive by the Employer. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of any party, that are not embodied in this Agreement, and that no agreement, statement, or promise not contained in this Agreement shall be valid or binding.

         7.4        Successors and Assigns.   This Agreement, all terms and conditions hereunder, and all remedies arising herefrom, shall inure to the benefit of and be binding upon Employer, any successor in interest to all or substantially all of the business and/or assets of Employer, and the heirs, administrators, successors and assigns of Executive. Except as provided in the preceding sentence, the rights and obligations of the parties hereto may not be assigned or transferred by either party without the prior written consent of the other party.

         7.5        Notices.   For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

Executive: Daryl Faulkner 8516 Longview Club Drive Weddington, NC 28173

Employer: AspenBio Pharma, Inc. Attn: President 1585 South Perry Street Castle Rock, CO 80104

With a copy to: Theresa Mehringer Burns, Figa & Will, P.C. 6400 South Fiddlers Green Circle Englewood, CO 80111

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         7.6        Severability.   If any provision of this Agreement is prohibited by or is unlawful or unenforceable under any applicable law of any jurisdiction as to such jurisdiction, such provision shall be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

         7.7        Section Headings.   The section headings used in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement.

         7.8        Survival of Obligations.   Termination of this Agreement for any reason shall not relieve Employer or Executive of any obligation accruing or arising prior to such termination.

         7.9        Amendments.   This Agreement may be amended only by written agreement of both Employer and Executive.

         7.10        Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof, when taken together, shall bear the signatures of both parties hereto. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         7.11        Fees and Costs.   If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which that party may be entitled.

        IN WITNESS WHEREOF, Employer and Executive enter into this Executive Employment Agreement effective as of the date first set forth above.

AspenBio Pharma, Inc. - "EMPLOYER" By /s/ Gregory Pusey Name Gregory Pusey Title Chairman

Daryl J. Faulkner - "EXECUTIVE" Signed /s/ Daryl J. Faulkner Daryl J. Faulkner, Individually

Exhibit A

STOCK OPTIONS:

As Executive Chairman of The Board of Directors you will participate in the Company’s 2002 Stock Incentive Plan (the “Plan”).

Stock Options:   Upon your employment Commencement Date, you will be granted stock options to purchase Five Hundred Thousand (500,000) shares of common stock of the Company exercisable at the current fair market value of the Company’s common stock on such date. Out of the total options granted, 100,000 would be subject to forfeiture if within twenty-four months of your effective starting date, a successful strategic event or development has not occurred. Achievement of such a successful strategic event or development will be at the discretion of the Compensation Committee’s recommendations to the Board, and would be based upon factors such as; execution of a significant partnering agreement, significant strategic transaction, significant improvement in the market value of the Company, achievement of appreciable product sales, or other similar items. The stock options will be incentive stock options as defined by the Internal Revenue Code, to the maximum extent possible.

The stock options are subject to a Three (3) year vesting schedule with 33.33% of such options vesting at the end of each year. In the event of a change of control of the Company, any non-vested options would become fully vested at that time. The options are exercisable for a period of ten (10) years after the date of grant, subject to earlier termination on cessation of service and certain corporate events.